Exhibit 99.3

To the Limited Partners of

CMF Willowbridge Argo Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis President and Director Ceres Managed Futures LLC General Partner, CMF Willowbridge Argo Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue 14th Floor New York, NY 10036 212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Willowbridge Argo Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Willowbridge Argo Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Willowbridge Argo Master Fund L.P. as of December 31, 2011 and 2010, and the results of its operations and its changes in partners’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

CMF Willowbridge Argo Master Fund L.P.

Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010
Assets:
Equity in trading account:
Cash (Note 3c)	$50,710,649	$173,310,006
Cash margin (Note 3c)	6,122,490	20,557,353
Net unrealized appreciation on open futures contracts	1,852,699	22,493,003

Total assets	58,685,838	$216,360,362

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$1,048
Accrued expenses:
Professional fees	62,005	60,681

Total liabilities	62,005	61,729

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2011 and 2010	—	—
Limited Partners, 29,488.1972 and 122,195.9965 Redeemable Units outstanding at December 31, 2011 and 2010, respectively	58,623,833	216,298,633

Total liabilities and partners’capital	$58,685,838	$216,360,362

Net asset value per unit	$1,988.04	$1,770.10

See accompanying notes to financial statements.

CMF Willowbridge Argo Master Fund L.P.

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	99	$5,450	0.01%
Energy	50	(13,000)	(0.02)
Interest Rates U.S.	150	168,749	0.29
Interest Rates Non-U.S.	312	422,331	0.72

Total futures contracts purchased		583,530	1.00

Futures Contracts Sold
Currencies	396	235,185	0.40
Energy	50	332,500	0.57
Interest Rates U.S.	100	(18,125)	(0.03)
Metals	100	343,430	0.58
Softs	150	376,179	0.64

Total futures contracts sold		1,269,169	2.16

Net fair value		$1,852,699	3.16

See accompanying notes to financial statements.

CMF Willowbridge Argo Master Fund L.P.

Condensed Schedule of Investments

December 31, 2010

	Notional $/ Number of Contracts	Fair Value	% of Partners Capital
Futures Contracts Purchased
Currencies	892	$3,269,943	1.51%
Energy	669	2,868,912	1.33
Grains	892	1,908,110	0.88
Interest Rates U.S.	446	13,225	0.01
Interest Rates Non-U.S.	112	(2,993)	(0.00)*
Livestock	112	133,660	0.06
Metals	669	8,901,510	4.11
Softs	558	4,318,758	2.00

Total futures contracts purchased		21,411,125	9.90

Futures Contracts Sold
Currencies	223	(298,156)	(0.14)
Energy	223	(229,690)	(0.10)
Interest Rates U.S.	446	1,217,900	0.56
Interest Rates Non-U.S.	892	391,824	0.18

Total futures contracts sold		1,081,878	0.50

Unrealized Depreciation on Open Forward Contracts
Currencies	$250,006	(1,048)	(0.00)*

Total unrealized depreciation on open forward contracts		(1,048)	(0.00)*

Net fair value		$22,491,955	10.40%

*	Due to rounding

See accompanying notes to financial statements.

CMF Willowbridge Argo Master Fund L.P.

Statements of Income and Expenses

for the years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Investment Income:
Interest income	$51,131	$228,182	$195,777

Expenses:
Clearing fees	98,055	285,387	316,442
Professional fees	74,953	101,727	60,562

Total expenses	173,008	387,114	377,004

Net investment income (loss)	(121,877)	(158,932)	(181,227)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	41,308,454	(26,106,284)	(42,569,865)
Change in net unrealized gains (losses) on open contracts	(20,639,256)	17,424,990	552,901

Total trading results	20,669,198	(8,681,294)	(42,016,964)

Net income (loss)	$20,547,321	$(8,840,226)	$(42,198,191)

Net income (loss) per unit* (Note 6)	$218.50	$(42.93)	$(340.95)

Weighted average units outstanding	70,119.5929	140,994.6815	126,508.0368

*Based on change in net asset value per unit

See accompanying notes to financial statements.

CMF Willowbridge Argo Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended December 31, 2011, 2010 and 2009

Partners’ Capital
Partners’ Capital at December 31, 2008	$297,420,004
Net income (loss)	(42,198,191)
Subscriptions of 28,958.2689 Redeemable Units	55,363,938
Redemptions of 39,476.7971 Redeemable Units	(79,284,657)
Distribution of interest income to feeder funds	(195,777)

Partners’ Capital at December 31, 2009	231,105,317
Net income (loss)	(8,840,226)
Subscriptions of 35,162.0417 Redeemable Units	58,405,283
Redemptions of 40,319.0108 Redeemable Units	(64,143,559)
Distribution of interest income to feeder funds	(228,182)

Partners’ Capital at December 31, 2010	216,298,633
Net income (loss)	20,547,321
Subscriptions of 21,150.5559 Redeemable units	40,265,565
Redemptions of 113,858.3552 Redeemable units	(218,436,555)
Distribution of interest income to feeder funds	(51,131)

Partners’ Capital at December 31, 2011	$58,623,833

Net asset value per unit:

2009:	$1,814.68

2010:	$1,770.10

2011:	$1,988.04

See accompanying notes to financial statements.

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

1.     Partnership Organization:

CMF Willowbridge Argo Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup. As of December 31, 2011, all trading decisions for the Master are made by the Advisor (defined below).

On July 1, 2005, (commencement of trading operations), Diversified Multi-Advisor Futures Fund L.P. (“Diversified”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”), Orion Futures Fund L.P. (“Orion”), Institutional Futures Portfolio L.P. (“Institutional Portfolio”) and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) each allocated a portion of their capital to the Master. Diversified purchased 12,259.3490 Redeemable Units with cash equal to $11,118,119 and a contribution of open commodity futures and forward contracts with a fair value of $1,141,230, Diversified II purchased 10,980.9796 Redeemable Units with cash equal to $9,895,326 and a contribution of open commodity futures and forward contracts with a fair value of $1,085,654, Orion purchased 33,529.1186 Redeemable Units with cash equal to $29,866,194 and a contribution of open commodity futures and forward contracts with a fair value of $3,662,925, Institutional Portfolio purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000 and Tactical Diversified purchased 95,795.8082 Redeemable Units with cash equal to $85,442,868 and a contribution of open commodity futures and forward contracts with a fair value of $10,352,940. On April 1, 2009, Orion Futures Fund (Cayman) (“Orion Cayman”) purchased 299.0681 Redeemable Units with cash equal to $560,000. On May 31, 2011, Orion redeemed its investment in the Master. This amounted to 51,060.3252 Redeemable Units with cash equal to $97,337,544. On November 30, 2011, Institutional Portfolio redeemed its investment in the Master. This amounted to 2,888.7348 Redeemable Units with cash equal to $5,516,169. The Master was formed to permit commodity pools managed now and in the future by Willowbridge Associates Inc. (the “Advisor”) using the Argo Trading System, the Advisor’s proprietary, systematic trading program to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Diversified, Diversified II, Tactical Diversified and Orion Cayman (each a “Feeder”, collectively the “Funds”). Diversified, Diversified II, Orion, Tactical Diversified and Orion Cayman owned approximately 7.4%, 5.5%, 83.8%, and 3.3% investments in the Master at December 31, 2011, respectively. Diversified, Diversified II, Orion, Tactical Diversified, Institutional Portfolio and Orion Cayman owned approximately 2.2%, 2.1%, 70.0%, 21.2%, 3.2% and 1.3% investments in the Master at December 31, 2010, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2011, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

December 31, 2010, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,998,661	$1,998,661	$—	$—

Total assets	1,998,661	1,998,661	—	—

Liabilities
Futures	$145,962	$145,962	$—	$—

Total Liabilities	145,962	145,962	—	—

Net fair value	$1,852,699	$1,852,699	$—	$—

	December 31, 2010*	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$23,116,908	$23,116,908	$—	$—

Total assets	$23,116,908	$23,116,908	—	—

Liabilities
Futures	$623,905	$623,905	$—	$—
Forward	1,048	—	1,048	—

Total Liabilities	624,953	623,905	1,048	—

Total fair value	$22,491,955	$22,493,003	$(1,048)	$—

*	The amounts have been reclassified from the December 31, 2010 prior year financial statements to conform to current year presentation.

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.

Forward Foreign Currency Contracts.     Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

i.	Recent Accounting Pronouncements. In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurement requirements, and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Master’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master should also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact that the pronouncement would have on the financial statements.

j.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights”.

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees including CGM’s direct brokerage fees shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2011 and 2010, the amount of cash held by the Master for margin requirements was $6,122,490 and $20,557,353, respectively. The Customer Agreement may be terminated upon notice by either party.

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, Balance Sheet, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2011 and 2010 were 2,400 and 7,334, respectively. The monthly average notional values of currency forward contracts for the years ended December 31, 2011, and 2010 were $3,290,341 and $28,041,947, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities for the years ended December 31, 2011 and 2010.

Assets	December 31, 2011
Futures Contracts

Currencies	$353,691
Energy	332,500
Interest Rates U.S.	168,749
Interest Rates Non-U.S.	424,112
Metals	343,430
Softs	376,179

Total unrealized appreciation on open futures contracts	$1,998,661

Liabilities
Futures Contracts
Currencies	$(113,056)
Energy	(13,000)
Interest Rates U.S.	(18,125)
Interest Rates Non-U.S.	(1,781)

Total unrealized depreciation on open futures contracts	$(145,962)

Net unrealized appreciation on open futures contracts	$1,852,699 *

*This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of  Financial Condition.

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

Assets	December 31, 2010
Futures Contracts
Currencies	$3,269,943
Energy	2,868,912
Grains	1,912,973
Interest Rates U.S.	1,251,350
Interest Rates Non-U.S.	443,752
Livestock	133,660
Metals	8,901,510
Softs	4,334,808

Total unrealized appreciation on open futures contracts	$23,116,908

Liabilities
Futures Contracts
Currencies	$(298,156)
Energy	(229,690)
Grains	(4,863)
Interest Rates U.S.	(20,225)
Interest Rates Non-U.S.	(54,921)
Softs	(16,050)

Total unrealized depreciation on open futures contracts	$(623,905)

Net unrealized appreciation on open futures contracts	$22,493,003 *

Liabilities
Forward Contracts
Currencies	$(1,048)

Net unrealized depreciation on open forward contracts	$(1,048)**

*This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of  Financial Condition.

**This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of     Financial Condition.

The following table indicates the trading gains (losses), by market sector, on derivative instruments for the years ended December 31, 2011, 2010 and 2009.

Sector	December 31, 2011 Gain (loss) from Trading	December 31, 2010 Gain (loss) from Trading		December 31, 2009 Gain (loss) from Trading
Currencies	$2,333,416	$(2,882,435)		$(1,870,971)
Energy	2,903,988	(32,674,196)		(28,874,531)
Grains	(5,000,298)	(2,096,731)		(8,605,911)
Interest Rates US	2,877,223	5,992,763		(10,397,322)
Interest Rates Non-US	3,938,058	7,440,808		(7,737,846)
Livestock	(616,940)	226,890		(1,213,180)
Metals	8,605,435	10,039,925		19,790,113
Softs	5,628,316	5,271,682		(3,107,316)

Total	$20,669,198 ***	$(8,681,294	)***	$(42,016,964	)***

***This amount is in “Total trading results”, on the Statements of Inocme and Expenses.

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Net realized and unrealized gains (losses)*	$219.32	$(43.83)	$(342.04)
Interest income	0.56	1.65	1.60
Expenses**	(1.38)	(0.75)	(0.51)

Increase (decrease) for the year	218.50	(42.93)	(340.95)
Distribution of interest income to feeder funds	(0.56)	(1.65)	(1.60)
Net asset value per unit, beginning of year	1,770.10	1,814.68	2,157.23

Net asset value per unit, end of year	$1,988.04	$1,770.10	$1,814.68

*	Includes clearing fees.

**	Excludes clearing fees.

	2011	2010	2009
Ratios to average net assets:
Net investment income (loss)***	(0.1)%	(0.1)%	(0.1)%

Operating expenses	0.1%	0.2%	0.2%

Total return	12.3%	(2.4)%	(15.8)%

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Each of these instruments is subject to various risks similar to those

CMF Willowbridge Argo Master Fund L.P.

Notes to Financial Statements

December 31, 2011

related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risks, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.